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Exhibit 10.39

U.S. Department of Justice United States Attorney Southern District of New York

The Silvio J. Mollo Building
One Saint Andrew’s Plaza New York, New York 10007

August 24, 2020
BY E-MAIL
Patrick F. Stokes, Esq.	Stephen L. Cohen, Esq.
Barry Goldsmith, Esq.	Sidley Austin LLP
M. Jonathan Seibald, Esq.	1501 K Street, NW
Gibson, Dunn & Crutcher LLP	Washington, DC 20005
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306

Re:	United States v. Herbalife Nutrition Ltd., 20 Cr. ___ (GHW) Deferred Prosecution Agreement

Defendant Herbalife Nutrition Ltd. (the “Company”), pursuant to authority granted by the Company’s Board of Directors reflected in Attachment B, and the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and the United States Attorney’s Office for the Southern District of New York (the “Office,” and together with the Fraud Section, the “United States”) enter into this deferred prosecution agreement (the “Agreement”).

Criminal Information and Acceptance of Responsibility

1.The Company acknowledges and agrees that the United States will file the attached one-count criminal Information in the United States District Court for the Southern District of New York charging the Company with conspiracy to commit an offense against the United States, in violation of Title 18, United States Code, Section 371, that is, to violate the books and records provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, see Title 15, United States Code, Sections 78m(b)(2)(A), 78m(b)(5), and 78ff(a).  In so doing, the Company: (a) knowingly waives its right to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives any objection with respect to venue to any charges by the United States arising out of the conduct described in the Statement of Facts attached hereto as Attachment A (the “Statement of Facts”) and consents to the filing of the Information, as provided under the terms

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of this Agreement, in the United States District Court for the Southern District of New York.  The United States agrees to defer prosecution of the Company pursuant to the terms and conditions described below.

2. The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as charged in the Information, and as set forth in the Statement of Facts, and that the allegations described in the Information and the facts described in the Statement of Facts are true and accurate.  Should the United States pursue the prosecution that is deferred by this Agreement, the Company stipulates to the admissibility of the Statement of Facts in any proceeding, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the Statement of Facts at any such proceeding.

Term of the Agreement

3. This Agreement is effective for a period beginning on the date on which the Information is filed and ending three years from that date (the “Term”).  The Company agrees, however, that, in the event the United States determines, in its sole discretion, that the Company has knowingly violated any provision of this Agreement or has failed to completely perform or fulfill each of the Company’s obligations under this Agreement, an extension or extensions of the Term may be imposed by the United States, in its sole discretion, for up to a total additional time period of one year, without prejudice to the right of the United States to proceed as provided in Paragraphs 14 through 18 below.  Any extension of the Agreement extends all terms of this Agreement, including the terms of the reporting requirement in Attachment D, for an equivalent period.  Conversely, in the event the United States finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement in Attachment D, and that the other provisions of this Agreement have been satisfied, the Agreement may be terminated early.  If the Court rejects the Agreement, all the provisions of the Agreement shall be deemed null and void, and the Term shall be deemed to have not begun.

Relevant Considerations

4. The United States enters into this Agreement based on the individual facts and circumstances presented by this case and the Company, including:

a. the Company did not receive voluntary disclosure credit pursuant to the FCPA Corporate Enforcement Policy in the Department of Justice Manual (“JM”) 9-47.120, or pursuant to the United States Sentencing Guidelines (“U.S.S.G.” or “Sentencing Guidelines”), because it did not voluntarily disclose to the United States the conduct described in the Statement of Facts attached hereto as Attachment A (“Statement of Facts”);

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b. the Company received full credit for its cooperation with the United States’ independent investigation, which has included: making regular factual presentations to the United States and, after taking steps that the Company and its affiliates determined complied with applicable foreign data privacy, confidentiality, and discovery laws, voluntarily making employees available for interviews in the United States; producing documents and information located outside of the United States; providing translations of foreign language materials; proactively disclosing certain conduct of which the United States was previously unaware; and providing to the United States all relevant facts known to it;

c. the Company engaged in extensive remedial measures, including taking disciplinary actions against, and separating from, employees involved in the misconduct;  enhancing its anti-corruption compliance program by, among other things, significantly increasing the personnel and resources devoted to compliance; bolstering the Company’s annual risk assessment process; strengthening accounting controls for various forms of expenditures; implementing additional testing, monitoring, and auditing procedures; and improving policies related to entertaining and giving gifts to foreign officials;

d. the Company has enhanced and has committed to continuing to enhance its compliance program and internal accounting controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement (Corporate Compliance Program);

e. based on the Company’s remediation and the state of its compliance program, and the Company’s agreement to report to the United States as set forth in Attachment D to the Agreement (Reporting Requirements), the United States determined that an independent compliance monitor is unnecessary;

f. the nature and seriousness of the offense conduct, including the falsification of books and records to conceal improper payments and benefits to Chinese officials by a Senior Vice President of the Company and others, as well as the duration of the misconduct;

g. the Company has agreed to resolve with the U.S. Securities and Exchange Commission (“SEC”) through a civil complaint and injunction that will be filed on August 27, 2020, relating to the conduct described in the Statement of Facts, and has agreed to pay $58,669,993.00 in disgorgement and pre-judgment interest of $8,643,504.50;

h. the Company has no prior criminal history; and

i. the Company has agreed to continue to cooperate with the United States in any ongoing investigation as described in Paragraph 5 below.

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j. Accordingly, after considering (a) through (i) above, the United States believes that the appropriate resolution in this case is a deferred prosecution agreement with the Company; a criminal monetary penalty of $55,743,093, which reflects an aggregate discount of 25 percent off the bottom of the otherwise-applicable Sentencing Guidelines fine range; and the Company’s agreement to report to the United States as set forth in Attachment D of the Agreement.

Future Cooperation and Disclosure Requirements

5. The Company shall cooperate fully with the United States in any and all matters relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the United States at any time during the Term until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the Term.  At the request of the United States, the Company shall also cooperate fully with other domestic or foreign law enforcement, regulatory authorities and agencies, and Multilateral Development Banks in any investigation of the Company or its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the United States at any time during the Term.  The Company’s cooperation pursuant to this Paragraph is subject to applicable laws and regulations, including relevant data privacy and national security laws, as well as valid claims of attorney-client privilege or attorney work product doctrine; however, the Company must provide to the United States a log of any information or cooperation that is not provided based on an assertion of law, regulation, or privilege, and the Company bears the burden of establishing the validity of any such an assertion.  The Company agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:

a. The Company shall truthfully disclose all factual information with respect to its activities, those of its subsidiaries and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the United States may inquire.  This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the United States, upon request, any document, record or other tangible evidence about which the United States may inquire of the Company.

b. Upon request of the United States, the Company shall designate knowledgeable employees, agents, or attorneys to provide to the United States the information and materials described in Paragraph 5(a) above on behalf of the Company.  It is further understood that the Company must at all times provide complete, truthful, and accurate information.

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c. The Company shall use its best efforts to make available for interviews or testimony, as requested by the United States, present or former officers, directors, employees, agents, and consultants of the Company.  This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities.  Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.

d. With respect to any information, testimony, documents, records or other tangible evidence provided to the United States pursuant to this Agreement, the Company consents to any and all disclosures to other governmental authorities, including United States authorities and those of a foreign government and Multilateral Development Banks, of such materials as the United States, in its sole discretion, shall deem appropriate.

6. In addition to the obligations in Paragraph 5, during the Term, should the Company learn of any evidence or allegation of conduct that may constitute a violation of the FCPA anti-bribery or accounting provisions had the conduct occurred within the jurisdiction of the United States, the Company shall promptly report such evidence or allegation to the United States.

Payment of Monetary Penalty

7. The United States and the Company agree that application of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”) to determine the applicable fine range yields the following analysis:

a. The November 1, 2018 version of the Sentencing Guidelines are applicable to this matter.

b. Offense Level.  Based on U.S.S.G § 2B1.1, the total offense level is 30, calculated as follows:

(a)(1)	Base Offense Level	6
(b)(10)	Offense Committed Outside the U.S.	+2
(b)(1)(L)	Gain from the Offense Exceeds $25,000,000	+22

TOTAL		30

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c. Base Fine.  Based upon U.S.S.G. § 8C2.4(a)(1), the base fine is $46,452,577 (the pecuniary gain to Herbalife from the offense).

d. Culpability Score.  Based upon U.S.S.G. § 8C2.5, the culpability score is 8, calculated as follows:

(a)	Base Culpability Score	5
(b)(1)	the organization had 5,000 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense	+5
(g)	The organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

TOTAL		8

Calculation of Fine Range:
Base Fine	$46,452,577
Multipliers	1.6 (min) / 3.2 (max)
Fine Range	$74,324,124 / $148,648,248

The Company agrees to pay a total monetary penalty in the amount of $55,743,093 (the “Total Criminal Penalty”), which reflects a 25 percent discount off of the bottom of the applicable United States Sentencing Guidelines.  The Company and the United States agree that this penalty is appropriate given the facts and circumstances of this case, including the Relevant Considerations described in paragraph 4 of this Agreement.  The Company agrees to pay the Total Criminal Penalty to the United States Treasury no later than ten business days after the Agreement is fully executed.  The Total Criminal Penalty is final and shall not be refunded.  Furthermore, nothing in this Agreement shall be deemed an agreement by the United States that the Total Criminal Penalty is the maximum penalty that may be imposed in any future prosecution, and the United States is not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the United States agree that under those circumstances, it will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment.  The Company acknowledges that no tax deduction may be sought in connection with the payment of any part of the Total Criminal Penalty.  The Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the penalty or disgorgement amounts that the Company pays pursuant to this Agreement or any other agreement entered into with an enforcement authority or regulator, including the SEC, concerning the facts set forth in the Statement of Facts.

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Conditional Release from Liability

8. Subject to Paragraphs 14 through 18, the United States agrees, except as provided in this Agreement, that it will not bring any criminal or civil case against the Company or any of its direct or indirect affiliates, subsidiaries, or joint ventures relating to any of the conduct described in the Statement of Facts or the criminal Information filed pursuant to this Agreement. The United States, however, may use any information related to the conduct described in the Statement of Facts against the Company or any of its direct or indirect affiliates, subsidiaries, or joint ventures:  (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.

a. This Agreement does not provide any protection against prosecution for any future conduct by the Company or any of its direct or indirect affiliates, subsidiaries, or joint ventures.

b. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company.

Corporate Compliance Program

9. The Company represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of the FCPA and other applicable anti-corruption laws throughout its operations, including those of its affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities include interacting with foreign officials or other activities carrying a high risk of corruption, including, but not limited to, the minimum elements set forth in Attachment C.

10. In order to address any deficiencies in its internal accounting controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal accounting controls, policies, and procedures regarding compliance with the FCPA and other applicable anti-corruption laws.  Where necessary and appropriate, the Company agrees to adopt a new compliance program, or to modify its existing one, including internal controls, compliance policies, and procedures in order to ensure that it maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that incorporates relevant internal accounting controls, as well as policies and procedures designed to effectively detect and deter violations of the

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FCPA and other applicable anti-corruption laws.  The compliance program, including the internal accounting controls system, will include, but not be limited to, the minimum elements set forth in Attachment C.

Corporate Compliance Reporting

11. The Company agrees that it will report to the United States annually during the Term regarding remediation and implementation of the compliance measures described in Attachment C.  These reports will be prepared in accordance with Attachment D.

Deferred Prosecution

12.In consideration of the undertakings agreed to by the Company herein, the United States agrees that any prosecution of the Company for the conduct set forth in the Statement of Facts be and hereby is deferred for the Term.  To the extent there is conduct disclosed by the Company that is not set forth in the Statement of Facts, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement.

13.The United States further agrees that if the Company fully complies with all of its obligations under this Agreement, the United States will not continue the criminal prosecution against the Company described in Paragraph 1 and, at the conclusion of the Term, this Agreement shall expire.  Within six months after the Agreement’s expiration, the United States shall seek dismissal with prejudice of the criminal Information filed against the Company described in Paragraph 1, and agree not to file charges in the future against the Company based on the conduct described in this Agreement and the Statement of Facts.

Breach of the Agreement

14.If, during the Term, the Company (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (d) fails to implement a compliance program as set forth in Paragraphs 9 and 10 of this Agreement and Attachment C; (e) commits any act that, had it occurred within the jurisdictional reach of the FCPA, would be a violation of the FCPA; or (f) otherwise fails to completely perform or fulfill each of the Company’s obligations under the Agreement, regardless of whether the United States becomes aware of such a breach after the Term is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the United States has knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the United States in the U.S. District Court for the Southern

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District of New York or any other appropriate venue.  Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the United States’ sole discretion.  Any such prosecution may be premised on information provided by the Company or its personnel.  Any such prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the United States prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year.  Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year.  In addition, the Company agrees that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the United States is made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

15.In the event the United States determines that the Company has breached this Agreement, the United States agrees to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach.  Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the United States in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which explanation the United States shall consider in determining whether to pursue prosecution of the Company.

16.In the event that the United States determines that the Company has breached this Agreement:  (a) all statements made by or on behalf of the Company to the United States or to the Court, including the Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the United States against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible.  The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the United States.

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17.The Company acknowledges that the United States has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment.  The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

18. On the date that the period of deferred prosecution specified in this Agreement expires, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will certify to the United States that the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement.  Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of Title 18, United States Code, Sections 1001 and 1519, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

Sale, Merger, or Other Change in Corporate Form of Company

19. Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement.  The purchaser or successor in interest must also agree in writing that the United States’ ability to breach under this Agreement is applicable in full force to that entity.  The Company agrees that the failure to include these provisions in the transaction will make any such transaction null and void.  The Company shall provide notice to the United States at least thirty (30) days prior to undertaking any such sale, merger, transfer, or other change in corporate form.  The United States shall notify the Company prior to such transaction (or series of transactions) if they determine that the transaction(s) will have the effect of circumventing or frustrating the enforcement purposes of this Agreement.  If at any time during the Term the Company engages in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, the United States may deem it a breach of this Agreement pursuant to Paragraphs 14 through 18 of this Agreement.  Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the

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transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the United States.

Public Statements by the Company

20. The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents, or any other person authorized to speak for the Company, make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the Statement of Facts.  Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 14 through 18 of this Agreement.  The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the United States.  If the United States determines that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the United States shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification.  The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Statement of Facts.  This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.

21. The Company agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the United States to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the United States and the Company; and (b) whether the United States has any objection to the release.

22. The United States agrees, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the Company’s cooperation and remediation.  By agreeing to provide this information to such authorities, the United States is not agreeing to advocate on behalf of the Company, but rather is agreeing to provide facts to be evaluated independently by such authorities.

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Limitations on Binding Effect of Agreement

23. This Agreement is binding on the Company, the Fraud Section, and the Office but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the United States will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.

Notice

24. Any notice to the United States under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Chief, FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Ave, NW, 11th Floor, Washington, DC 20530, and Chief, Securities and Commodities Fraud Task Force, United States Attorney’s Office for the Southern District of New York, 1 St. Andrew’s Plaza New York City, NY 10007.  Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, registered or certified mail, or electronic mail addressed to Henry Wang, Esq., Executive Vice President & General Counsel, Herbalife Nutrition, Ltd., 800 West Olympic Boulevard, Los Angeles, CA 90015; Patrick F. Stokes, Barry Goldsmith, and M. Jonathan Seibald, Esqs., Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, DC 20036-5306; and Stephen L. Cohen, Esq., Sidley Austin LLP, 1501 K Street, N.W., Washington, D.C. 20005.  Notice shall be effective upon actual receipt by the United States or the Company.

Complete Agreement

25. This Agreement, including its attachments, sets forth all the terms of the agreement between the Company and the United States.  No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the United States, the attorneys for the Company, and a duly authorized representative of the Company.

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AGREED: FOR HERBALIFE NUTRITION LTD:

Date:	August 24, 2020		/s/Henry Wang, Esq.
Henry Wang, Esq.
Executive Vice President and
General Counsel
Herbalife Nutrition Ltd.

Date:	8/25/2020		/s/Patrick F. Stokes, Esq.
Patrick F. Stokes, Esq.
Barry Goldsmith, Esq.
M. Jonathan Seibald, Esq.
Gibson, Dunn & Crutcher LLP

Date:	8/24/2020		DocuSigned by: /s/ Stephen L. Cohen 686BB34375244C8
Stephen L. Cohen, Esq.
Sidley Austin LLP

FOR THE DEPARTMENT OF JUSTICE:

AUDREY STRAUSS			ROBERT A. ZINK
Acting United States Attorney			Chief, Fraud Section
Southern District of New York			Criminal Division
United States Department of Justice

By:	/s/ Joshua A. Naftalis	By:	/s/Jason M. Manning
Joshua A. Naftalis			Lorinda Laryea
Scott A. Hartman			Assistant Chief
Assistant United States Attorneys			Jason M. Manning
Trial Attorney

Date:	August 24, 2020

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COMPANY OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for Herbalife Nutrition Ltd. (the “Company”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement. I am also satisfied with outside counsel’s representation in this matter. I certify that I am the Executive Vice President and General Counsel for the Company and that I have been duly authorized by the Company to execute this Agreement on behalf of the Company.

Date:	August 24, 2020

Herbalife Nutrition Ltd.

		By:	/s/ Henry Wang, Esq.
Henry Wang, Esq.
Executive Vice President and General Counsel
Herbalife Nutrition Ltd.

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CERTIFICATE OF COUNSEL

I am counsel for Herbalife Nutrition Ltd. (the “Company”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors. Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, I have carefully reviewed the terms of this Agreement with the Board of Directors and the Executive Vice President and General Counsel of the Company. I have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To my knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date:	8/25/2020

		By:	/s/ Patrick F. Stokes, Esq.
Patrick F. Stokes, Esq.
Barry Goldsmith, Esq.
M. Jonathan Seibald, Esq.
Gibson, Dunn & Crutcher LLP

Stephen L. Cohen, Esq.
Sidley Austin LLP

Counsel for Herbalife Nutrition Ltd.

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ATTACHMENT A

STATEMENT OF FACTS

1. The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and the United States Attorney’s Office for the Southern District of New York (the “Office”) (collectively, the “United States”), and the defendant Herbalife Nutrition Ltd. (“Herbalife” or the “Company”). Certain of the facts herein are based on information obtained from third parties by the United States through its investigation and described to Herbalife. Herbalife hereby agrees and stipulates that the following facts and conclusions of law are true and accurate. Herbalife admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below.

Relevant Entities and Individuals

2. Herbalife was a company that sold health care, personal care, and other products in more than 90 countries around the world, including China. Herbalife was headquartered in Los Angeles, California and maintained a class of securities pursuant to Section 12(b) of the Securities Exchange Act of 1934, which traded on the New York Stock Exchange under the ticker symbol HLF. Herbalife was required to file periodic reports with the United States Securities and Exchange Commission (the “SEC”) under Section 15(d) of the Securities Exchange Act. Herbalife was an “issuer” as that term is used in the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Sections 78dd-1(a) and 78m.

3. Herbalife conducted business operations in China through a group of wholly-owned subsidiaries based in China: Herbalife (Shanghai) Management Co., Ltd.; Herbalife (China) Health Products Ltd.; Herbalife (Jiangsu) Health Products Ltd.; and Herbalife NatSource (Hunan) Natural Products Co. Ltd. (collectively “Herbalife China”). By 2016, Herbalife China was responsible for approximately $860 million, or approximately 20%, of Herbalife’s worldwide annual net sales, which exceeded $4 billion.

4.In China, to engage in direct selling—selling a company’s products through independent sales representatives—Chinese law required a company to obtain a direct selling license from national authorities as well as local authorities for each province in which a company intended to engage in direct selling. Between March 2007 through 2016, Herbalife China obtained licenses to engage in direct sales in 28 provinces.

5.Herbalife China’s External Affairs Department (“EA”) was responsible for interfacing with Chinese governmental agencies and Chinese government-owned media entities on behalf of Herbalife in China.

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6.Yangliang Li, a/k/a “Jerry Li,” was the Director of Sales and/or Sales Vice President at Herbalife China from in or about 2004 through in or about December 2007, and then the Managing Director of Herbalife China from in or about December 2007 through in or about April 2017. As the Managing Director of Herbalife China, Li was Herbalife’s most senior employee in China, and he was primarily responsible for many of Herbalife China’s day-to-day operations, including sales. From in or about December 2012 through in or about February 2017, Li also held the title of Senior Vice President at Herbalife.

7.Hongwei Yang, a/k/a “Mary Yang,” was a high-level executive at Herbalife China and the head of EA from in or about 2006 through in or about April 2017. Li was Yang’s direct supervisor.

8. “Herbalife China Executive 1,” whose identity is known to the United States and Herbalife, was a high-level executive of Herbalife China from at least January 2005 through in or about August 2007.

9.“Herbalife China Executive 2,” whose identity is known to the United States and Herbalife, was an employee of Herbalife China with responsibility for certain aspects of Herbalife China’s finances and internal accounting controls from at least in or about 2007 through at least in or about April 2017.

10.Various provincial and central levels of a Chinese government agency (collectively, “Chinese Government Agency 1”) were responsible, at least in part, for issuing licenses required for companies, such as Herbalife China, to conduct direct selling in China. Chinese Government Agency 1 was a “department” and “agency” of a foreign government, as those terms are used in the FCPA, Title 15, United States Code, Section 78dd-1(f)(1)(A).

11.Various provincial and central levels of a Chinese government agency (collectively, “Chinese Government Agency 2”) were responsible, at least in part, for enforcing compliance with Chinese laws applicable to direct selling companies, such as Herbalife China. Chinese Government Agency 2 had the authority to conduct investigations into direct selling companies and to pursue and impose fines and other penalties against direct selling companies that it deemed non-compliant with applicable laws. Chinese Government Agency 2 was a “department” and “agency” of a foreign government, as those terms are used in the FCPA, Title 15, United States Code, Section 78dd-1(f)(1)(A).

12.State-Owned Media Outlet, a media company in China that published articles about business and other issues in China, was owned and controlled by an agency or department of the Chinese government, and it performed a function of the Chinese government. State-Owned Media Outlet was an “instrumentality” of a foreign government, as that term is used in the FCPA, Title 15, United States Code, Section 78dd-1(f)(1)(A).

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Overview of the Scheme

13.Beginning in or about at least 2007 through in or about 2016, the Company, through Li and others, engaged in a scheme to falsify books and records and provide corrupt payments and benefits to Chinese government officials, including officials of Chinese Government Agencies 1 and 2 and State-Owned Media Outlet, for the purpose of obtaining, retaining, and increasing Herbalife’s business in China by, among other things, (1) obtaining and retaining certain of Herbalife China’s direct selling licenses; (2) improperly influencing certain Chinese governmental investigations into Herbalife China’s compliance with Chinese laws applicable to its business; and (3) improperly influencing certain Chinese state-owned and state-controlled media for the purpose of removing negative media reports about Herbalife China.

14.During this timeframe, in order to conceal these improper payments and benefits, Herbalife, through Li and others, knowingly and willfully conspired and agreed with others to maintain false accounting records that did not accurately and fairly reflect the transactions and dispositions of Herbalife’s assets, by, among other things, falsely recording certain improper payments and benefits as “travel and entertainment expenses” and maintaining false Sarbanes-Oxley sub-certification letters in Herbalife’s books, records, and accounts.

Improper Payments and Benefits and Falsification of Related Records in Connection with
Herbalife China’s First Direct Selling License and Investigations

15.In or about late 2006, Herbalife China applied to the Chinese government for its first direct selling license, which was for two cities in one province in China (the “Province”). Chinese Government Agency 1 was the Chinese government agency responsible for awarding direct selling licenses in China, and Chinese Government Agency 1 also was required to solicit input from Chinese Government Agency 2 during the licensing process. During the time period that Herbalife China’s application for its first direct selling-license was pending—from at least in or about December 2006 through in or about March 2007—the Company provided improper payments and benefits to officials of Chinese Government Agencies 1 and 2, and falsely recorded and booked them.

16.For example, in or about December 2006, Chinese Government Agency 2 officials closed an Herbalife China store in a provincial capital. A few days later, during a telephone call in or about December 2006, two sales managers at Herbalife China discussed paying provincial officials in order to lower the fine amount associated with the closing of the store. One of them said to the other: “I told Mary [Yang] that we should start negotiation at 80 and then lower it down to 70. I told the district bureau director that I would give 3 yuan for every 10 yuan lowered.”1

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17.In or about December 2006, Li and Yang discussed Li’s approval of giving “red envelopes”—i.e., cash payments—to Chinese Government Agency 2 officials, and obtaining reimbursement from Herbalife China for these red envelopes through reimbursement requests that falsely represented the expenditure.

18.In or about January 2007, Li and Yang discussed that Yang had “taken care of” a Chinese Government Agency 1 official before Yang had to address questions from that official related to Herbalife China’s pending direct selling license application for the Province. Li stated, “[T]he money works well on him!”

19.In or about March 2007, Li asked Yang if she agreed with making cash payments totaling 35,000 yuan to various Chinese Government Agency 2 officials, including 10,000 yuan to an official whom Li identified as a deputy director, for the purpose of minimizing future penalties against Herbalife China. Yang responded, “Okay,” so long as their colleague could “guarantee this to be effective.” Li then said, “I was thinking it would be better to spend money beforehand than spend money afterwards. This money is a small sum after all, and if we were to be penalized, the figure will be much greater.”

20.In or about March 2007, Yang told an Herbalife China EA employee to distribute gift cards to Chinese government officials, including Chinese Government Agency 1 officials who were involved in Herbalife China’s pending direct selling license application in the Province, and one non-government official potentially involved in media relations. Yang instructed, “Grab a pen and write down the gift list. Tell [another Herbalife China employee] you will go and pick up the money this afternoon. . . . Ask for 260,000 [yuan]. It will be sufficient.” Yang directed that 200,000 yuan be provided to the non-government official, with the remaining amount distributed in gift cards to the government officials.

21.That same day, Herbalife China Executive 1 and Li discussed making payments to Chinese government officials in connection with Herbalife China’s pending direct selling application in the Province. Herbalife China Executive 1 told Li that he was calling to talk about “what I spent to take care of things for our license.” Herbalife China Executive 1 added that “[Yang] is pressing me about that. I already took 10 out of the bank and gave it to her.”

1  All the conversations that are quoted in this Statement of Facts, unless otherwise noted, occurred in Mandarin and have been translated into English.

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22.The following day, Herbalife Executive 1, who was then an officer and high-level executive of Herbalife, had a telephone call with Herbalife China Executive 1. During the call, which occurred in English, Herbalife China Executive 1 described to Herbalife Executive 1 how Herbalife China had obtained a license from Chinese Government Agency 1 for two cities in the Province and the plan to obtain licenses in other provinces. Herbalife China Executive 1 then raised concerns regarding an addendum to the “Improper Payments and Related Actions” policy—which had been enacted just three days earlier—that required approval from Herbalife’s senior management in Los Angeles for Herbalife China personnel to entertain any Chinese government official more than six times per year. In response to these concerns, Herbalife Executive 1 suggested that Herbalife China personnel falsify the details of the requests and the associated expense reimbursement documents:

Herbalife Executive 1:	I am sure there [are] a lot of government officials, you can put different names down.
Herbalife China Executive 1:	Yes.
Herbalife Executive 1:	With six-person dinner, but I didn’t tell you that.
Herbalife China Executive 1:

Yeah, but again like with the license process, you know, it’s tough for me to use all the names, so — it’s something you guys want to think about. Is that do you want to put the onuses back on your folks or [Herbalife Executive 2], which is not fair, I think.

Herbalife Executive 1:	How would anybody ever know, [Herbalife China Executive 1]?
Herbalife China Executive 1:	Yeah, okay, sure, I understand.
Herbalife Executive 1:	Right.
Herbalife China Executive 1:	Okay, the situation looks very good.
Herbalife Executive 1:	All the auditor is going to do is pick up your receipts, your expense reports and say, “Oh, he did Mr. X, Mr. A, Mr. B, Mr. C, Mr. D, and he did a few of these guys a couples of time but that was it.”

23.That same day, Herbalife China Executive 1 and Yang discussed a meeting between Yang and a Chinese government official. Herbalife China Executive 1 asked Yang, “did you pay him off today?” Yang responded, “definitely.” Also on that day, Chinese Government Agency 1 issued to Herbalife China its first direct selling license for two cities in the Province.

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Further Improper Payments and Benefits to Government Officials and Further
Falsification of Books and Records

24.After Herbalife China obtained its first direct selling license, the Company, through Li and others, continued to provide improper payments and benefits to Chinese government officials, and to falsely record them. The foreign officials who benefited from this scheme included officials of Chinese Government Agencies 1 and 2 and State-Owned Media Outlet. For example:

a. In or about May 2007, Yang had a telephone call with Herbalife China Executive 1 during which they discussed paying 10,000 yuan to a Chinese government official to reduce a government fine to the equivalent of $100,000 or less. About one week later, in or about June 2007, Herbalife China Executive 1 told Herbalife Executive 2, who was then an officer and a high-level executive of Herbalife: “So it looks like it’s going to be less than or close to a 100,000 fine and that’s it. The rest of it, you know, the consultants are taking care of this.”

b. In or about January 2012, an EA Assistant Director spoke during a telephone call with an EA Assistant Manager responsible for processing reimbursement requests, and the EA Assistant Manager proposed that the EA Assistant Director submit false reimbursement requests related to the submission of approximately $87,000 of fake meal and gift invoices.

c. In or about September 2012, Yang told Li during a telephone call about an issue that Herbalife China was facing with Chinese Government Agency 2 in a particular municipality. Yang then told Li that EA had several months earlier spent approximately 20,000 yuan on a shopping trip and a spa visit for a senior Chinese Government Agency 2 official in the municipality, his daughter, and her classmates.

d. In or about November 2012, Yang told Li during a telephone call: “[T]he son of [a senior municipal Chinese Government Agency 2 official] is studying at [a Chinese University]. They have a thing about going to a work unit for an internship, they require reviews from the places where he did the internships. Our company is on his list of internships. I don’t know why. His dad saw that and asked us if our company could help him out and provide his son with a review . . . and affix our company’s stamp.” Li responded, “Sure, no big deal.”

e. In or about January 2013, Li and Herbalife China Executive 2 agreed during a telephone call to open a bank account at a Chinese bank for the purpose of benefiting the son of a Chinese Government Agency 2 official, who had recently begun working at the bank. Li and Herbalife China Executive 2 agreed to do so even though there was no legitimate business purpose for Herbalife China to open the new account.

f. In or about April 2013, Yang told Li during a telephone call that she had met with an official at State-Owned Media Outlet who previously had refused to withdraw certain articles about Herbalife China. Yang told Li that the official “ate what he should eat, drank what he should drink, and used what he should use.” Yang

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further told Li that after she said to the official, “[I]f you destroy[] us, where could you get money?”, the official had agreed to withdraw the articles. Li responded, “You have done a great job!”

g. In or about March 2014, an EA Assistant Director and another EA employee, during a call, discussed falsifying a reimbursement request in the amount of 20,000 yuan related to expenditures involving deputy directors of an unspecified government agency.

25.Yang and other EA employees routinely falsified expense reports and receipts. For example, in the six-month period between in or about July 2012 and in or about December 2012, Yang received approximately (a) $772,433 in reimbursement for purportedly entertaining 4,312 government officials and media personnel at 239 meals, or more than one meal per day, and (b) $248,622 in reimbursement for purported gifts to Chinese officials and media personnel. Herbalife employees and executives, including Li, Herbalife Executive 1, and others, regularly received and reviewed reports from Herbalife’s Internal Audit department showing the purported expenditures by Yang and EA on entertaining government officials and media personnel, including these purported meals and gifts.

26.In another example, between in or about September 2015 and in or about October 2016, Li, Yang, and others approved reimbursement of 920,000 yuan for the purported purchase of gifts from a particular vendor. These gifts, which were purportedly for Chinese government officials and media personnel, were fruits and vegetables from a farm near the city where Li and Yang were from. Li, and in some instances Yang, approved reimbursement to Yang and other EA employees for receipts showing more than 30 tons of purported produce purchases—without any documentation indicating that any produce was actually shipped.

27.In or about November 2007, Herbalife Executive 3, who was then an officer and a high-level executive of Herbalife, told Li: “I kind of want to live in Shanghai, but for legal reasons . . . if I live in Shanghai, it’s too risky for me. . . . There’s something called the FCPA, the Foreign Corrupt Practices Act and all of that stuff.”

28.Between in or about 2007 and in or about 2016, Herbalife’s books reflected that Herbalife China reimbursed EA employees more than $25 million for purportedly entertaining and giving gifts to Chinese government officials and Chinese media personnel, including Chinese state-owned media personnel, some of which was used for improper purposes.

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Herbalife’s False Books and Records

29.Herbalife, as an issuer of securities, was required to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflected the transactions and dispositions of its assets. 15 U.S.C. § 78m(b)(2). Herbalife China’s books, records, and accounts were consolidated into Herbalife’s financial statements, including the financial statements that Herbalife filed with the SEC. Herbalife, through Li and others, knowingly and willfully conspired and agreed with others to falsely record in the Company’s internal accounting records reimbursement of the improper payments and benefits that were provided in association with the schemes described above. By recording reimbursements for these payments and benefits as legitimate expenses, such as travel and entertainment expenses, the Company, through Li and others, concealed the true nature of these payments and benefits and maintained false books, records, and accounts that did not accurately and fairly reflect the transactions and dispositions of its assets.

30.Furthermore, as part of the conspiracy, from at least in or about 2008 to in or about February 2017, on a quarterly and annual basis, Li, who participated in the scheme to falsify books and records and provide improper payments and benefits to Chinese government officials, signed and transmitted false Sarbanes-Oxley sub-certification letters in connection with the Company’s quarterly and annual filings with the SEC (“SOX Sub-Certifications”). These false SOX Sub-Certifications were maintained by Herbalife as part of its books, records, and accounts.

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ATTACHMENT B

CERTIFICATE OF CORPORATE RESOLUTIONS

WHEREAS, Herbalife Nutrition Ltd. (the “Company”) has been engaged in discussions with the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and the United States Attorney’s Office for the Southern District of New York (the “Office,” and together with the Fraud Section, the “United States”) regarding issues arising in relation to certain improper payments and benefits provided to Chinese officials to obtain and retain business for the Company, and the making and keeping of false books and records; and

WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the United States; and

WHEREAS, the Company’s Executive Vice President and General Counsel, Henry Wang, together with outside counsel for the Company, have advised the Board of Directors of the Company of its rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the United States;

Therefore, the Board of Directors has RESOLVED that:

1.The Company (a) acknowledges the filing of the one-count Information charging the Company with conspiracy to commit an offense against the United States, in violation of Title 18, United States Code, Section 371, that is, to violate the books and records provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, see Title 15, United States Code, Sections 78m(b)(2)(A), 78m(b)(5), and 78ff(a); (b) waives indictment on such charge and enters into a deferred prosecution agreement with the United States; and (c) agrees to accept a monetary penalty against Company totaling $55,743,093, and to pay such penalty to the United States Treasury with respect to the conduct described in the Information;

2.The Company accepts the terms and conditions of this Agreement, including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) a knowing waiver for purposes of this Agreement and any charges by the United States arising out of the conduct described in the Statement of Facts of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Southern District of New York; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the United States prior to the date

B-1

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on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement;

3.The Executive Vice President and General Counsel of the Company, Henry Wang, is hereby authorized, empowered and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the Executive Vice President and General Counsel of Company, Henry Wang, may approve;

4.The Executive Vice President and General Counsel of the Company, Henry Wang, is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions; and

5.All of the actions of the Executive Vice President and General Counsel of the Company, Henry Wang, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

Date: August 24, 2020	By:	/s/ Henry Wang, Esq.
Corporate Secretary
Herbalife Nutrition Ltd.

B-2

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ATTACHMENT C

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws, Herbalife Nutrition Ltd. (“Herbalife” or the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Company agrees to modify its compliance program, including internal controls, compliance policies, and procedures in order to ensure that it maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that incorporates relevant internal accounting controls, as well as policies and procedures designed to effectively detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:

Commitment to Compliance

1.The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance codes, and demonstrate rigorous adherence by example. The Company will also ensure that middle management, in turn, reinforce those standards and encourage employees to abide by them. The Company will create and foster a culture of ethics and compliance with the law in its day-to-day operations at all levels of the company.

Policies and Procedures

2.The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of the FCPA and other applicable foreign law counterparts (collectively, the “anti-corruption laws,”), which policy shall be memorialized in a written compliance code.

3.The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the anti-corruption laws and the Company’s compliance code, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of the anti-corruption laws by personnel at all levels of the Company. These anti-

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corruption policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company. Such policies and procedures shall address:

a.gifts;

b.hospitality, entertainment, and expenses;

c.customer travel;

d.political contributions;

e.charitable donations and sponsorships;

f.facilitation payments; and

g.solicitation and extortion.

4. The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system shall be designed to provide reasonable assurances that:

a.transactions are executed in accordance with management’s general or specific authorization;

b.transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

c.access to assets is permitted only in accordance with management’s general or specific authorization; and

d.the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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Periodic Risk-Based Review

5. The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company, in particular the foreign bribery risks facing the Company, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, potential clients and business partners, use of third parties, gifts, travel and entertainment expenses, charitable and political donations, involvement in joint venture arrangements, importance of licenses and permits in the Company’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.

6. The Company shall review its anti-corruption compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7. The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s anti-corruption compliance code, policies, and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of stature and autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8. The Company will implement mechanisms designed to ensure that its anti-corruption compliance code, policies, and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a corruption risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements. The Company will conduct training in a manner tailored to the audience’s size, sophistication, or subject matter expertise and, where appropriate, will discuss prior compliance incidents.

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9. The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s anti-corruption compliance code, policies, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.

Internal Reporting and Investigation

10.The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

11.The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures. The Company will handle the investigations of such complaints in an effective manner, including routing the complaints to proper personnel, conducting timely and thorough investigations, and following up with appropriate discipline where necessary.

Enforcement and Discipline

12. The Company will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.

13. The Company will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and the Company’s anti-corruption compliance code, policies, and procedures by the Company’s directors, officers, and employees. Such procedures should be applied consistently, fairly, and in a manner commensurate with the violation, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall anti-corruption compliance program is effective.

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Third-Party Relationships

14. The Company will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:

a.properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b.informing agents and business partners of the Company’s commitment to abiding by anti-corruption laws, and of the Company’s anti-corruption compliance code, policies, and procedures; and

c.seeking a reciprocal commitment from agents and business partners. The Company will understand and record the business rationale for using a third party in a transaction, and will conduct adequate due diligence with respect to the risks posed by a third-party partner such as a third-party partner’s reputations and relationships, if any, with foreign officials. The Company will ensure that contract terms with third parties specifically describe the services to be performed, that the third party is actually performing the described work, and that its compensation is commensurate with the work being provided in that industry and geographical region. The Company will engage in ongoing monitoring of third-party relationships through updated due diligence, training, audits, and/or annual compliance certifications by the third party.

15. Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of the anti-corruption laws, the Company’s compliance code, policies, or procedures, or the representations and undertakings related to such matters.

Mergers and Acquisitions

16.The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate FCPA and anti-corruption due diligence by legal, accounting, and compliance personnel.

17.The Company will ensure that the Company’s compliance code, policies, and procedures regarding the anti-corruption laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly:

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a.train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on the anti-corruption laws and the Company’s compliance code, policies, and procedures regarding anti-corruption laws; and

b.where warranted, conduct an FCPA-specific audit of all newly acquired or merged businesses as quickly as practicable.

Monitoring, Testing, and Remediation

18.In order to ensure that its compliance program does not become stale, the Company will conduct periodic reviews and testing of its anti-corruption compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and the Company’s anti-corruption code, policies, and procedures, taking into account relevant developments in the field and evolving international and industry standards. The Company will ensure that compliance and control personnel have sufficient direct or indirect access to relevant sources of data to allow for timely and effective monitoring and/or testing of transactions. Based on such review and testing and its analysis of any prior misconduct, the Company will conduct a thoughtful root cause analysis and timely and appropriately remediate to address the root causes.

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ATTACHMENT D

REPORTING REQUIREMENTS

Herbalife Nutrition Ltd. (the “Company”) agrees that it will report to the United States periodically, at no less than twelve-month intervals during a three-year term, regarding remediation and implementation of the compliance program and internal controls, policies, and procedures described in Attachment C. During this three-year period, the Company shall: (1) conduct an initial review and submit an initial report, and (2) conduct and prepare at least two (2) follow-up reviews and reports, as described below:

a.By no later than one year from the date this Agreement is executed, the Company shall submit to the United States a written report setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the Company’s internal controls, policies, and procedures for ensuring compliance with the FCPA and other applicable anti-corruption laws, and the proposed scope of the subsequent reviews. The report shall be transmitted to Chief, Securities and Commodities Fraud Task Force, United States Attorney’s Office for the Southern District of New York, 1 St. Andrew's Plaza New York City, NY 10007, and Chief - FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Ave, NW, 11th Floor, Washington, DC 20005. The Company may extend the time period for issuance of the report with prior written approval of the United States.

b.The Company shall undertake at least two follow-up reviews and reports, incorporating the United States’ views on the Company’s prior reviews and reports, to further monitor and assess whether the Company’s policies and procedures are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws.

c.The first follow-up review and report shall be completed by no later than one year after the initial report is submitted to the United States. The second follow-up review and report shall be completed and delivered to the United States no later than thirty days before the end of the Term.

d.The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, impede pending or potential government investigations, and thus undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the United States determine in their sole discretion that disclosure would be in furtherance of the United States’ discharge of its duties and responsibilities or is otherwise required by law.

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e.The Company may extend the time period for submission of any of the follow-up reports with prior written approval of the United States.

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